This Agreement is made as of the May 1, 2007

AMONG:

Global Energy Inc a corporation formed pursuant to the laws of Vancouver, B.C., Canada and having an office for business located at 1122 Mainland Street, Suite 520, Vancouver, B.C. V6B 5L1, CANADA

“Global Energy”

AND:

Dr Irit Arbel , from Hadishon # 6, Jerusalem, Israel 96956

“Dr Arbel”

WHEREAS:

Global Energy wishes to engage Dr Arbel as its international investor relations and marketing advisor;

And Dr Arbel has agreed to help Global Energy in the above fields;

For the reason recited above, and in consideration of the mutual covenants con-tained in this agreement, the parties agree as follows:

Global Energy

Global Energy hereby engages Dr. Arbel as its international investor relations and marketing advisor.

1 Dr Arbel will be paid a monthly fee of 7,500 $ US for its services, commencing on May 1, 2007 (“The Fee”).

2 The fee will be paid at the commencement of this contract and on the first (1 st) of each month in advance of the month worked.

3 Dr Arbel will also receive at the signing of this contract 400,000 options to be converted at 0.01 $ to free traded shares of Global Energy, according to the following schedule:

???200,000 options at the signing of this contract.

???Additional 200,000 options at May1, 2008.

???In the event that this contract will terminate before May 1, 2008 , the relative part of these options will be granted.

4 All expenses of Dr Arbel's work on behalf of Global Energy will be pre-paid by Global Energy or paid in the coming month from the payment and added to the fee.

Dr Arbel

In the event that Global energy will timely pay the fee, Dr. Arbel will per-form the following services on behalf of Global Energy:

1. Advise senior management on its overall relationship with the interna-tional investor community,

2. Attend conferences on behalf of the Company to ascertain levels of interest in the investor and technology arenas and refer viable leads to management;

3. Identify key publications focusing on alternative energy and pitch Global Energy’s three focal missions;

4. Identify strategic alliance and potential joint venture partners;

5. Assist in creating all marketing collateral;

6. As soon as practicable, work with the company to seek listing on the NASDAQ or AMEX exchange;

7. Work hard-in-hand with Cynthia DeMonte to leverage investment banking awareness;

8. Utilizing prior public company management expertise to assist Global Energy in managing its status in the public markets;

Payment Requirement & Term

9. This agreement shall commence upon execution of this document and shall continue in force for a period of 12 months. Global Energy and Dr Arbel will be able to terminate this contract with a 30 day prior notice.

Global Energy acknowledges that it has read this agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this agreement.

Dr Arbel agrees to exercise due care to prevent disclosure of Global Energy’s proprietary information to any third party.

By: /s/ Asi Shalgi Date: 1.5.2007

Global Energy

By: /s/ Irit Arbel Date: 1.5.2007

Dr Arbel